Prudential Mortgage Income Fund, Inc.
                    Treasurer's Certificate

      The  undersigned, Treasurer of Prudential Mortgage Income  Fund,  Inc.,  a

Maryland corporation (the "Fund"), does hereby certify as follows:

           1.    For  the  fiscal year ended December 31, 1995, the Fund  issued

1,508,708  shares  of  Common  Stock  (including  619,916  shares  issued   upon

reinvestment  of  dividends),  $.01 par value, consisting  of  509,036  Class  A shares, 988,886 Class B shares and 10,786 Class C shares.

            2.    In respect of the issuance of such 1,508,708 shares (including

619,916  shares  issued upon reinvestment of dividends), consisting  of  509,036

Class  A  shares, 988,886 Class B shares and 10,786 Class C shares, and received

cash   consideration   of  $21,269,871  (including  $8,784,795   received   upon

reinvestment  of  dividends)  consisting  of  $7,215,192  for  Class  A  shares,

$13,900,114 for Class B shares and $154,565 for Class C shares.

            3.    With  respect  to each share issued, the  Fund  received  cash consideration not less than the net asset value per share on the date issued and not less than $.01 per share.

            4.    To  the best of my knowledge and belief, the Fund is  in  good standing in the State of Maryland.

            5.    At  no  time  during  the fiscal year were  there  issued  and outstanding more shares of the Fund's

                Common Stock than authorized by the Articles of Incorporation.

      In  Witness  Whereof, I have hereunto signed my name as Treasurer  of  the

Company.

Date:  February 27, 1996

(SEAL)

                                            /s/           Grace           Torres
Grace Torres








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